Exhibit 99.1

AG Mortgage Investment Trust, Inc. Reports Third Quarter 2020 Results

NEW YORK, NY, November 6, 2020 / Business Wire - AG Mortgage Investment Trust, Inc. ("MITT," "we," the "Company" or "our") (NYSE: MITT) today reported financial results for the quarter-ended September 30, 2020. AG Mortgage Investment Trust, Inc. is a hybrid mortgage REIT that opportunistically invests in and manages a diversified risk-adjusted portfolio of Agency RMBS and Credit Investments. Our Credit Investments include Residential Investments and Commercial Investments.

THIRD QUARTER 2020 FINANCIAL SNAPSHOT

•$0.44 of Net Income per diluted common share(1)
◦ Record high quarterly profitability at Arc Home driven by strong origination volumes and gain on sale margins
•$3.34 Book Value per share(1) as of September 30, 2020, compared to $2.75 as of June 30, 2020
◦Book Value per share(1) would be $0.31 and $0.17 lower after deduction of the accumulated and unpaid preferred dividends outstanding as of September 30, 2020 and June 30, 2020, respectively
•$1.1 billion Investment Portfolio and 0.9x Economic Leverage Ratio as of September 30, 2020 as compared to $1.0 billion and 0.8x, respectively, as of June 30, 2020(2)(3)(4)
•$242.8 million of MTM recourse financing and $476.0 million of non-MTM non-recourse financing as of September 30, 2020 as compared to $278.7 million of MTM recourse financing and $409.6 million of non-MTM non-recourse financing as of June 30, 2020(a)
◦At September 30, 2020, had total liquidity of $82.4 million inclusive of $44.6 million of cash and $37.8 million of unencumbered agency fixed rate securities as compared to total liquidity of $68.2 million as of June 30, 2020
•Capital Activity
◦Exchanged 516,300 shares of common stock for 103,260 shares of preferred stock in the public Exchange Offer
◦Utilized ATM program to issue approximately 0.4 million shares of common stock for net proceeds of approximately $1.2 million
◦Issued 1.4 million shares of common stock to the Manager in satisfaction of deferred base management fees of approximately $4.3 million
▪Shares issued to the Manager were valued at $3.15 per share based on estimated book value per share as of August 31, 2020

(a) As of September 30, 2020, total financing of $718.8 million includes financing arrangements of $349.5 million, a secured loan from the Manager of $10.3 million and securitized debt of $359.0 million. As of June 30, 2020, total financing of $688.3 million includes financing arrangements of $469.2 million, secured loans from the Manager of $20.1 million and securitized debt of $199.0 million.(3)

MANAGEMENT REMARKS

"We are pleased with our Company’s progression during the third quarter as we continue to focus on creating earnings power while maintaining adequate liquidity and increasing book value for our shareholders," said Chief Executive Officer, David Roberts. "During the quarter, we increased our book value per share from $2.75 at June 30, 2020 to $3.34 at September 30, 2020. We generated $0.44 of net income per diluted common share driven by strong performance from Arc Home."

"During the quarter, we were active in the market acquiring Agency whole pools and residential loans as well as completing two securitizations, inclusive of our second rated Non-QM deal in 2020, further transitioning our financing to non-MTM non-recourse from MTM recourse and lowering our cost of funds. We also continued to maintain a low Economic Leverage Ratio of 0.9x, compared to 0.8x at the end of the second quarter," noted Chief Investment Officer, T.J. Durkin.

Mr. Durkin added, "Arc Home continued to experience strong performance during the quarter, with another new record quarter in Agency volumes and gross production margins, expanding on its trend from the second quarter. This resulted in Arc Home achieving record profitability of $29.5 million, up from $16.9 million in the second quarter. As noted in the prior quarter, Arc Home was also one of the first originators to re-enter the Non-QM business and we are seeing the pipeline for that product continue to grow at a healthy pace."

THIRD QUARTER 2020 ACTIVITY AND FINANCING UPDATE

•Asset Activity
◦Alongside other Angelo Gordon funds, sold our Ginnie Mae Excess MSR portfolio generating proceeds of approximately $8.5 million, representing our ~45% ownership in the portfolio
◦Opportunistically sold one commercial loan for proceeds of $2.7 million, releasing unfunded commitments of approximately $22.6 million
◦Executed the sale of certain CMBS for proceeds of $36.5 million
◦Acquired an RPL/NPL residential mortgage loan portfolio for $60.2 million, which was simultaneously incorporated into the RPL/NPL securitization described below
◦Purchased $250.1 million of 30 Year Fixed Rate agency securities
•Financing Activity
◦Participated in a rated Non-QM securitization alongside other Angelo Gordon funds, which termed out repo financing into lower cost, fixed rate, long-term financing related to Non-QM loans with a fair value of $226.0 million
▪Maintained exposure to the securitization through an interest in the subordinated tranches
◦Securitized RPL/NPL residential mortgage loans with a fair value of $199.6 million, entering into new lower cost, fixed rate long-term financing, returning $3.3 million of equity to MITT
▪Maintained exposure to the securitization through an interest in the subordinated tranches
◦Resolved and settled all deficiency claims with lenders as of August 10th

ARC HOME UPDATE

•MITT, alongside other Angelo Gordon funds, owns Arc Home(6), a fully licensed mortgage originator
•Record profitability in the third quarter of $29.5 million, up from $16.9 million in second quarter
◦Resulted in income of $13.4 million for MITT
•Continued to experience record Agency Mortgage Loan Lock and Funding volumes in the third quarter of 2020

($ in millions)	2019 FY	2020 Q1	2020 Q2	2020 Q3
Lock Dollars	$2,213	$911	$1,399	$1,677
Funding Dollars	1,573	415	854	1,253

•Gross production margins remained at historic highs during the quarter contributing to strong operating performance
◦Began to experience some normalization of margins as the industry continues to build capacity to meet demand
•Re-entered the Non-QM market during the third quarter
◦Expect modest near-term production volumes of Non-QM loans
◦Securitization market for Non-QM loans has returned to pre-COVID levels
•Opportunistically sold its GNMA MSR portfolio

KEY STATISTICS

($ in millions, except per share data)	September 30, 2020
Investment portfolio(2) (3)	$1,121.3
Financing arrangements(3)	349.5
Total Economic Leverage(4)	347.7
Stockholders’ equity	390.5
GAAP Leverage Ratio	1.8x
Economic Leverage Ratio(4)	0.9x
Book value, per share(1)	$3.34
Duration gap(5)	1.39

INVESTMENT PORTFOLIO

The following summarizes the Company’s investment portfolio as of September 30, 2020(2)(3):

($ in millions)	Fair Value	Percent of Fair Value	Allocated Equity(7)	Percent of Equity
Agency RMBS(a)	$254.0	22.7%	$59.5	15.2%
Residential Investments(a)	690.2	61.6%	236.9	60.7%
Commercial Investments	177.1	15.7%	94.1	24.1%
Total	$1,121.3	100.0%	$390.5	100.0%
(a) As of September 30, 2020, the table above includes fair value of $0.4 million of Agency RMBS and $217.2 million of Residential Investments that are included in the “Investments in debt and equity of affiliates” line item on our consolidated balance sheet.

DIVIDEND

The Company announced today that its Board of Directors (the "Board") has approved, and the Company has declared and set apart for payment on December 17, 2020, the next regular payment date, all accrued and unpaid cash dividends on its 8.25% Series A Cumulative Redeemable Preferred Stock (the "Series A Preferred Stock"), 8.00% Series B Cumulative Redeemable Preferred Stock (the "Series B Preferred Stock"), and 8.000% Series C Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock (the "Series C Preferred Stock") that were in arrears as well as the full dividends payable on the preferred stock for the fourth quarter of 2020.

In accordance with the terms of its Series A Preferred Stock, the Board approved and the Company declared a cash dividend of $1.54689 per share on its Series A Preferred Stock.

In accordance with the terms of its Series B Preferred Stock, the Board approved and the Company declared a cash dividend of $1.50 per share on its Series B Preferred Stock.

In accordance with the terms of its Series C Preferred Stock, the Board approved and the Company declared a cash dividend of $1.50 per share on its Series C Preferred Stock.

Dividends for the Series A Preferred Stock, the Series B Preferred Stock, and the Series C Preferred Stock are payable on December 17, 2020 to preferred shareholders of record on November 30, 2020.

As of September 30, 2020, the Company's book value does not include any accrual of accumulated, unpaid, or undeclared dividends on its Cumulative Redeemable Preferred Stock. As such, the Company's book value as of September 30, 2020 will decrease by the amount of the dividends declared during the fourth quarter. The Company's book value per share as of September 30, 2020 would be $0.31 lower after deducting the accumulated and unpaid preferred dividends outstanding as of September 30, 2020.

STOCKHOLDER CALL

The Company invites stockholders, prospective stockholders and analysts to participate in MITT’s third quarter earnings conference call on November 6, 2020 at 8:30 am Eastern Time. The stockholder call can be accessed by dialing (888) 424-8151 (U.S. domestic) or (847) 585-4422 (international). Please enter code number 9327650.

A presentation will accompany the conference call and will be available on the Company’s website at www.agmit.com. Select the Q3 2020 Earnings Presentation link to download the presentation in advance of the stockholder call.

For those unable to listen to the live call, an audio replay will be available promptly following the conclusion of the call on November 6, 2020, through December 6, 2020. To access the replay, please go to https://onlinexperiences.com/Launch/QReg/ShowUUID=518CCB8D-400C-4FC5-AF9B-FF42E683B028&LangLocaleID=1033. The replay passcode is 50008110.

For further information or questions, please e-mail ir@agmit.com.

ABOUT AG MORTGAGE INVESTMENT TRUST, INC.

AG Mortgage Investment Trust, Inc. is a hybrid mortgage REIT that opportunistically invests in and manages a diversified risk-adjusted portfolio of Agency RMBS and Credit Investments. Its Credit Investments include Residential Investments and Commercial Investments. AG Mortgage Investment Trust, Inc. is externally managed and advised by AG REIT Management, LLC, a subsidiary of Angelo, Gordon & Co., L.P., an SEC-registered investment adviser that specializes in alternative investment activities.

Additional information can be found on the Company’s website at www.agmit.com.

ABOUT ANGELO GORDON

Angelo, Gordon & Co., L.P. is a privately held limited partnership founded in November 1988. The firm manages approximately $41 billion as of September 30, 2020 with a primary focus on credit and real estate strategies. Angelo Gordon has over 550 employees, including more than 200 investment professionals, and is headquartered in New York, with offices in the U.S., Europe and Asia. For more information, visit www.angelogordon.com.

FORWARD LOOKING STATEMENTS

This press release includes "forward-looking statements" within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995 related to dividends, book value, our investments, our business and investment strategy, investment returns, return on equity, liquidity, financing, taxes, our assets, our interest rate sensitivity, and our views on certain macroeconomic trends and conditions, among others. Forward-looking statements are based on estimates, projections, beliefs and assumptions of management of the Company at the time of such statements and are not guarantees of future performance. Forward-looking statements involve risks and uncertainties in predicting future results and conditions. Actual results could differ materially from those projected in these forward-looking statements due to a variety of factors, including, without limitation, the uncertainty and economic impact of the COVID-19 pandemic and of responsive measures implemented by various governmental authorities, businesses and other third parties; changes in our business and investment strategy; our ability to predict and control costs; changes in interest rates and the fair value of our assets, including negative changes resulting in margin calls relating to the financing of our assets; changes in the yield curve; changes in prepayment rates on the loans we own or that underlie our investment securities; increased rates of default or delinquencies and/or decreased recovery rates on our assets; our ability to obtain and maintain financing arrangements on terms favorable to us or at all, particularly in light of the current disruption in the financial markets; changes in general economic conditions, in our industry and in the finance and real estate markets, including the impact on the value of our assets; conditions in the market for Agency RMBS, Residential Investments and Commercial Investments; legislative and regulatory actions by the U.S. Department of the Treasury, the Federal Reserve and other agencies and instrumentalities in response to the economic effects of the COVID-19 pandemic; how COVID-19 may affect us, our operations and personnel; the forbearance program included in the Coronavirus Aid, Relief, and Economic Security Act (the "CARES Act"); our ability to reinstate quarterly dividends on our common stock and to make distributions to our stockholders in the future; our ability to maintain our qualification as a REIT for federal tax purposes; and our ability to qualify for an exemption from registration under the Investment Company Act of 1940, as amended. Additional information concerning these and other risk factors are contained in the Company's filings with the Securities and Exchange Commission ("SEC"), including its most recent Annual Report on Form 10-K and subsequent filings, including its quarterly report on Form 10-Q for the three months ended September 30, 2020 and its Current Reports on Form 8-K. Copies are available free of charge on the SEC's website, http://www.sec.gov/. All information in this press release is as of November 6, 2020. The Company undertakes no duty to update any forward-looking statements to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based.

NON-GAAP FINANCIAL INFORMATION

In addition to the results presented in accordance with GAAP, this press release includes certain non-GAAP financial results and financial metrics derived therefrom, including investment portfolio, financing arrangements, and economic leverage ratio, which are calculated by including or excluding depreciation and amortization, unconsolidated investments in affiliates, TBAs, and U.S. Treasuries, or, with respect to our equity allocation calculation, by allocating all non-investment portfolio related assets and liabilities to our investment portfolio categories based on the characteristics of such assets and liabilities, as described in the footnotes to this press release. Our management team believes that this non-GAAP financial information, when considered with our GAAP financials, provides supplemental information useful for investors as it enables them to evaluate our current core performance using the same metrics that management uses to operate the business. Our presentation of non-GAAP financial information may not be comparable to similarly-titled measures of other companies, who may use different calculations. This non-GAAP financial information should not be considered a substitute for, or superior to, the financial measures calculated in accordance with GAAP. Our GAAP financial results and the reconciliations from these results should be carefully evaluated.

AG Mortgage Investment Trust, Inc. and Subsidiaries
Consolidated Balance Sheets (Unaudited)
(in thousands, except per share data)

	September 30, 2020	December 31, 2019
Assets
Real estate securities, at fair value:
Agency - $107,252 and $2,234,921 pledged as collateral, respectively	$250,123	$2,315,439
Non-Agency - $26,711 and $682,828 pledged as collateral, respectively	43,271	717,470
CMBS - $40,486 and $413,922 pledged as collateral, respectively	54,228	416,923
Residential mortgage loans, at fair value - $45,019 and $171,224 pledged as collateral, respectively	429,648	417,785
Commercial loans, at fair value - $0 and $4,674 pledged as collateral, respectively	122,880	158,686
Investments in debt and equity of affiliates	138,689	156,311
Excess mortgage servicing rights, at fair value	3,526	17,775
Cash and cash equivalents	44,592	81,692
Restricted cash	5,108	43,677
Other assets	9,159	21,905
Assets held for sale - Single-family rental properties, net	—	154
Total Assets	$1,101,224	$4,347,817

Liabilities
Financing arrangements	$225,504	$3,233,468
Securitized debt, at fair value	358,986	224,348
Payable on unsettled trades	105,016	—
Dividend payable	—	14,734
Other liabilities	20,944	24,675
Liabilities held for sale - Single-family rental properties, net	305	1,546
Total Liabilities	710,755	3,498,771
Commitments and Contingencies
Stockholders’ Equity
Preferred stock - $0.01 par value; 50,000 shares authorized:
8.25% Series A Cumulative Redeemable Preferred Stock; 2,027 and 2,070 shares issued and outstanding at September 30, 2020 and December 31, 2019, respectively ($52,770 and $51,750 aggregate liquidation preference, respectively)	48,888	49,921
8.00% Series B Cumulative Redeemable Preferred Stock; 4,569 and 4,600 shares issued and outstanding at September 30, 2020 and December 31, 2019, respectively ($118,792 and $115,000 aggregate liquidation preference, respectively)	110,541	111,293
8.000% Series C Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock, 4,571 and 4,600 shares issued and outstanding at September 30, 2020 and December 31, 2019, respectively ($118,837 and $115,000 aggregate liquidation preference, respectively)	110,533	111,243
Common stock, par value $0.01 per share; 450,000 shares of common stock authorized and 36,121 and 32,742 shares issued and outstanding at September 30, 2020 and December 31, 2019, respectively	361	327
Additional paid-in capital	673,105	662,183
Retained earnings/(deficit)	(552,959)	(85,921)
Total Stockholders’ Equity	390,469	849,046

Total Liabilities & Stockholders’ Equity	$1,101,224	$4,347,817

  AG Mortgage Investment Trust, Inc. and Subsidiaries
Consolidated Statements of Operations (Unaudited)
(in thousands, except per share data)

	Three Months Ended
	September 30, 2020	September 30, 2019
Net Interest Income
Interest income	$9,717	$40,735
Interest expense	4,357	21,887
Total Net Interest Income	5,360	18,848

Other Income/(Loss)
Net realized gain/(loss)	(14,431)	(16,132)
Net interest component of interest rate swaps	(13)	2,179
Unrealized gain/(loss) on real estate securities and loans, net	19,495	11,726
Unrealized gain/(loss) on derivative and other instruments, net	1,970	3,258
Foreign currency gain/(loss), net	(10)	667
Other income	—	210
Total Other Income/(Loss)	7,011	1,908

Expenses
Management fee to affiliate	1,698	2,346
Other operating expenses	5,929	6,062
Restructuring related expenses	1,345	—
Equity based compensation to affiliate	—	76
Excise tax	—	186
Servicing fees	540	416
Total Expenses	9,512	9,086

Income/(loss) before equity in earnings/(loss) from affiliates	2,859	11,670

Equity in earnings/(loss) from affiliates	17,187	(564)
Net Income/(Loss) from Continuing Operations	20,046	11,106
Net Income/(Loss) from Discontinued Operations	—	(1,057)
Net Income/(Loss)	20,046	10,049

Gain on Exchange Offer, net	539	—
Dividends on preferred stock (1)	(5,563)	(3,720)

Net Income/(Loss) Available to Common Stockholders	$15,022	$6,329

Earnings/(Loss) Per Share - Basic
Continuing Operations	$0.44	$0.22
Discontinued Operations	—	(0.03)
Total Earnings/(Loss) Per Share of Common Stock	$0.44	$0.19

Earnings/(Loss) Per Share - Diluted
Continuing Operations	$0.44	$0.22
Discontinued Operations	—	(0.03)
Total Earnings/(Loss) Per Share of Common Stock	$0.44	$0.19

Weighted Average Number of Shares of Common Stock Outstanding
Basic	34,422	32,736
Diluted	34,422	32,748
(1) The three months ended September 30, 2020 includes cumulative and undeclared dividends of $5.6 million on the Company's Preferred Stock as of September 30, 2020. The three months ended September 30, 2019 includes cumulative and undeclared dividends of $0.4 million on the Company's 8.000% Series C Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock as of September 30, 2019.

Footnotes

(1) Diluted per share figures are calculated using weighted average outstanding shares in accordance with GAAP. Accumulated and unpaid preferred stock dividends of $11.2 million are reflected in earnings per share. Per share figures are calculated using a denominator of all outstanding common shares including vested shares granted to our Manager and our independent directors under our equity incentive plans as of quarter-end. Book value is calculated using stockholders’ equity less net proceeds of our 8.25% Series A Cumulative Redeemable Preferred Stock ($48.9 million), 8.00% Series B Cumulative Redeemable Preferred Stock ($110.5 million), and 8.000% Series C Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock ($110.5 million) as the numerator. As of September 30, 2020, the liquidation preference for the Series A, Series B and Series C Preferred Stock is $52.8 million, $118.8 million and $118.8 million, respectively. The aggregate liquidation preference of the three series as of September 30, 2020 includes accumulated and unpaid dividends (whether or not authorized or declared) in the amount of $11.2 million. Book value does not include any accrual of undeclared dividends on our Cumulative Redeemable Preferred Stock.
(2) The investment portfolio at period end is calculated by summing the net carrying value of our Agency RMBS, Residential Investments, Commercial Investments, and where applicable, any long positions in TBAs, and ABS Investments, including securities and mortgage loans owned through investments in affiliates, exclusive of AG Arc LLC. Our Agency RMBS, Residential Investments, Commercial Investments, and where applicable, ABS Investments, are held at fair value. Our Credit Investments refer to our Residential Investments and Commercial Investments. Refer to footnote 4 for more information on the GAAP accounting for certain items included in our investment portfolio. The percentage of fair value includes any net TBA positions and securities and mortgage loans owned through investments in affiliates and is exclusive of AG Arc LLC. As of September 30, 2020, the $1.1 billion Investment Portfolio includes $0.4 million of Agency RMBS and $217.2 million of Residential Investments recorded within “Investments in debt and equity of affiliates” on the Company’s consolidated balance sheet. As of September 30, 2020, Agency RMBS includes $0.4 million of Agency Excess MSRs recorded within "Investments in debt and equity of affiliates" on the Company's consolidated balance sheet. As of September 30, 2020, Residential Investments include $39.3 million of Re/Non-Performing Loans, $152.5 million of Non-QM Loans, and $25.4 million of Land Related Financing. As of June 30, 2020, our $1.0 billion Investment Portfolio included $307.1 million of Agency RMBS and Residential Investments recorded within "Investments in debt and equity of affiliates" on the Company's consolidated balance sheet. The above items, inclusive of our investment in AG Arc LLC and other items and less any financing in investments in debt and equity of affiliates, net to $138.7 million and $122.9 million which is included in the “Investments in debt and equity of affiliates” line item on our GAAP consolidated balance sheet at September 30, 2020 and June 30, 2020, respectively. See footnote (6) for further details on AG Arc LLC.
(3) Generally, when we purchase an investment and finance it, the investment is included in our assets and the financing is reflected in our liabilities on our consolidated balance sheet as either "Financing arrangements" or "Securitized debt, at fair value." Throughout this press release where we disclose our investment portfolio and the related financing, we have presented this information inclusive of (i) securities and mortgage loans owned through investments in affiliates that are accounted for under GAAP using the equity method and, where applicable, (ii) long positions in TBAs, which are accounted for as derivatives under GAAP. The related financing includes financing of $124.0 million and $218.1 million recorded within "Investments in debt and equity of affiliates" on the Company's consolidated balance sheet as of September 30, 2020 and June 30, 2020, respectively. This press release excludes investments through AG Arc LLC unless otherwise noted. This presentation of our investment portfolio is consistent with how our management evaluates the business, and we believe this presentation, when considered with the GAAP presentation, provides supplemental information useful for investors in evaluating our investment portfolio and financial condition.
(4) The Economic Leverage Ratio is calculated by dividing total Economic Leverage, including any net TBA position, by our GAAP stockholders’ equity at quarter-end. Total Economic Leverage at quarter-end includes recourse financing arrangements recorded within "Investments in debt and equity of affiliates" exclusive of any financing utilized through AG Arc LLC, plus the payable on all unsettled buys less the financing on all unsettled sells and any net TBA position (at cost). Total Economic Leverage excludes any fully non-recourse financing arrangements, and any financing arrangements and unsettled trades on U.S. Treasuries. Non-recourse financing arrangements include securitized debt of $359.0 million and $199.0 million as of September 30, 2020 and June 30, 2020, respectively, as well as financing on our Non-QM loans of $117.0 million and $210.6 million as of September 30, 2020 and June 30, 2020, respectively. Our obligation to repay our non-recourse financing arrangements is limited to the value of the pledged collateral thereunder and does not create a general claim against us as an entity.
(5) The Company estimates duration based on third-party models. Different models and methodologies can produce different effective duration estimates for the same securities. Duration does not include our equity interest in AG Arc LLC.
(6) The Company invests in Arc Home LLC through AG Arc LLC, one of its indirect subsidiaries. The Company's investment is AG Arc LLC is $41.4 million, representing a 44.6% ownership interest.
(7) The Company allocates its equity by investment using the fair value of its investment portfolio, less any associated leverage, inclusive of any long TBA position (at cost). The Company allocates all non-investment portfolio related assets and liabilities to its investment portfolio categories based on the characteristics of such assets and liabilities in order to sum to stockholders' equity per the consolidated balance sheets. The Company's equity allocation method is a non-GAAP methodology and may not be comparable to the similarly titled measure or concepts of other companies, who may use different calculations and allocation methodologies.